ENERGY INC
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Rango Energy Provides Update on the Drilling Operations at Kettleman Middle Dome Project in California

Monterey Shale Formation being Cased

Dallas, Texas June 26, 2013 - Rango Energy, Inc. (OTCBB: RAGO), an oil and gas exploration and development company, is pleased to announce that the first well, namely KMD 17-18, at the Kettleman Middle Dome project located in San Joaquin Valley, California has been drilled to a depth of 7,598 feet. The total depth of KMD 17-18 is anticipated to be approximately 13,000 feet.

The Kettleman Middle Dome sits atop a northwest-southeast trending anticline, which parallels the San Andreas Fault to the West and which is responsible for trapping large quantities of hydrocarbons. In addition to the Middle Dome, the entire Kettleman area also consists of a North Dome and a South Dome, the latter of which is often referred to as Lost Hills. In the aggregate, the North and South Domes have produced more than 900 million barrels of oil and 3.5 trillion cubic feet of gas.

KMD 17-18 is focusing on the oil rich McAdams sandstone formation, a 900 to 1,200 foot Eocene age reservoir located at a depth of approximately 12,000 feet. The McAdams sandstone has been a prolific producer in the adjacent Kettleman North Dome, producing at an average of more than 2.5 million barrels of oil equivalent per well. In addition to the McAdams, other known producing formations include the Temblor Sands, the Vaqueros sandstone, the Kreyenhagen Shale, and the much-publicized, Monterey Shale.

Drilling has now passed safely through the Monterey Shale and casing is being set at the top of the Temblor Sands. The Monterey Shale may hold much of the future of U.S. on-shore oil development as reserves are estimated in the billions of barrels in this basin.

According to Vince Ramirez, Kettleman Middle Dome Geoscientist, "We are pleased with the drilling progress to date, having recently passed through the 1,750 foot thick Monterey Shale formation, throughout which we encountered strong oil shows and are currently casing for future development. When casing is completed, we will begin drilling the Temblor Sands. The Temblor Sands also offers excellent reservoir potential based on nearby wells which have produced as much as 900,000 barrels of oil from the formation."

About Rango Energy

Rango Energy, Inc. is an exploration stage oil and natural gas company with a strategy to identify, evaluate, explore, and develop new opportunities for oil and natural gas production across North America.

For further information please contact:
Rango Energy, Inc.
Toll Free: 1 (888) 224-6039
info@rangoenergy.com
www.rangoenergy.com

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